U.S. SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                  FORM 8-K/A-1

                               AMENDMENT NO. 1 TO
                                 CURRENT REPORT


                        PURSUANT TO SECTION 13, OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):     April 30, 1997

                             ITI Technologies, Inc.
             (Exact name of registrant as specified in its charter)

          DELAWARE                   0-24900                    06-1340453
(State or other jurisdiction       (Commission               (I.R.S. Employer
      of incorporation)            File Number)              Identification No.)

                            2266 NORTH SECOND STREET
                            NORTH ST. PAUL, MN 55109
          (Address of principal executive offices, including Zip Code)

                                 (612) 777-2690
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



Item 5. Other Information

                  This Amendment No. 1 to Current Report on Form 8-K (including, without limitation, the Current Report on Form 8-K being amended hereby which was filed on May 15, 1997, the information incorporated herein by reference, and the financial statements and pro forma financial information included herein) may contain forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements due to many factors including, without limitation, risks associated with acquisitions, such as difficulties in assimilating operations, systems and products of the acquired company; the diversion of management's operations, systems and products of the acquired company; the diversion of management's attention from other business concerns; and the risks of entering new markets.

Item 7. Financial Statements and Exhibits

         (a)  Financial statements of businesses acquired.

                  The statements of operations, cash flows and stockholders' equity of CADDX Controls, Inc. and Subsidiary ("CADDX"), formerly known as CADDX-CADDI Controls, Inc., for the year ended April 30, 1997, the CADDX balance sheet as of April 30, 1997, and the report of Coopers & Lybrand L.L.P., independent accountants, thereon, together with the notes thereto, are located at pages 3 through 14 of the Amendment No. 1 to Current Report on Form 8-K.

         (b)  Pro forma financial information.

                  The unaudited pro forma combined balance sheet as of December 31, 1996, and the unaudited pro forma combined statements of operations for the year ended December 31, 1996, and for the three months ended March 31, 1997, and the notes thereto are located at pages 15 through 21 of the Amendment No. 1 to Current Report on Form 8-K.

         (c)  Exhibits.

                  The following exhibit is hereby filed by reference to Exhibit 2 to the Current Report on Form 8-K filed by ITI Technologies, Inc. (the "Company") with the Securities and Exchange Commission on May 15, 1997:

                  Exhibit 2. Stock Purchase and Sale Agreement dated April 4, 1997, by and among Kenneth T. Lewis, Joe Hurst, James E. Stevens, Kenneth Ryan Lewis, CADDX and the Company.

                  Exhibit 23.  Consent of Coopers & Lybrand L.L.P.



                              CADDX CONTROLS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     Page

Report of Independent Accountants                                                      4

Consolidated Statement of Operations for the Year Ended April 30, 1997                 5

Consolidated Balance Sheet as of April 30, 1997                                        6

Consolidated Statement of Cash Flows for the Year Ended April 30, 1997                 7

Consolidated Statement of Stockholders' Equity for the Year Ended April 30, 1997       8

Notes to Financial Statements                                                          9




                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CADDX Controls, Inc.

We have audited the accompanying consolidated balance sheet of CADDX Controls, Inc. and Subsidiary as of April 30, 1997, and the related consolidated statements of operations, cash flows and stockholders' equity and for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CADDX Controls, Inc. and Subsidiary as of April 30, 1997, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.
Houston, Texas
July 9, 1997



                              CADDX CONTROLS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED APRIL 30, 1997


Net sales ................................       $ 18,189,687
Cost of goods sold .......................         10,216,635
                                                 ------------
Gross profit .............................          7,973,052

Operating expenses:
     Marketing, general and administrative          3,992,965
     Research and development ............            998,837
                                                 ------------
Operating income .........................          2,981,250

Other income (expense):
     Interest expense ....................            (85,693)
     Other, net ..........................             12,245
                                                 ------------
Income before income tax expense .........          2,907,802

Income tax expense .......................            900,000
                                                 ------------
Net income ...............................       $  2,007,802
                                                 ============

The accompanying notes are an integral part of the consolidated financial statements.



                              CADDX CONTROLS, INC.

                           CONSOLIDATED BALANCE SHEET

                                 APRIL 30, 1997


ASSETS

Current assets:
      Cash and cash equivalents .......................     $   423,922
      Accounts receivable .............................       2,277,001
      Inventories .....................................       2,606,143
      Deferred income taxes ...........................         140,847
                                                            -----------
          Total current assets ........................       5,447,913

Property, equipment and improvements ..................         677,632
Deferred income taxes .................................          22,990
                                                            -----------
          Total assets ................................     $ 6,148,535
                                                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable ................................     $   756,767
      Current portion of note payable .................          19,098
      Accrued wages ...................................         195,323
      Income taxes payable ............................         433,664
      Other accrued expenses ..........................         129,200
                                                            -----------
          Total current liabilities ...................       1,534,052

Note payable, less current portion ....................          48,519
                                                            -----------
          Total liabilities ...........................       1,582,571
                                                            -----------

Commitments
Stockholders' equity:
      Common stock ($1.00 par value; authorized 10,000
      shares; issued 1,833 shares; outstanding
      783 shares) .....................................           1,833
      Additional paid-in capital ......................         483,377
      Retained earnings ...............................       5,480,629
      Treasury stock, at cost (1,050 shares) ..........      (1,399,875)
                                                            -----------
          Total stockholders' equity ..................       4,565,964
                                                            -----------
          Total liabilities and stockholders' equity ..     $ 6,148,535
                                                            ===========

The accompanying notes are an integral part of the consolidated financial statements.



                              CADDX CONTROLS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED APRIL 30, 1997


OPERATING ACTIVITIES:
Net income ......................................     $ 2,007,802
Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization ..............         288,985
     Deferred income taxes ......................         233,536
     Provision for bad debt expense .............          20,000
     Loss on sale of equipment ..................          10,523
     Changes in operating assets and liabilities:
         Accounts receivable ....................        (350,266)
         Inventories ............................        (525,892)
         Other current assets ...................          10,208
         Accounts payable .......................         112,324
         Accrued wages ..........................        (806,732)
         Income taxes payable ...................          46,263
         Other accrued expenses .................          17,478
                                                      -----------
Net cash provided by operating activities .......       1,064,229
                                                      -----------
INVESTING ACTIVITIES:
Additions to property, equipment
     and improvements ...........................        (290,485)
Proceeds from sale of equipment .................          10,625
                                                      -----------
Net cash used in investing activities ...........        (279,860)
                                                      -----------
FINANCING ACTIVITIES:
Principal payments on notes to officers .........        (663,000)
Principal payments on notes payable .............        (216,605)
                                                      -----------

Net cash used in financing activities ...........        (879,605)
                                                      -----------

NET DECREASE IN CASH
     AND CASH EQUIVALENTS .......................         (95,236)

CASH AND CASH EQUIVALENTS
     AT APRIL 30, 1996 ..........................         519,158
                                                      -----------

CASH AND CASH EQUIVALENTS
     AT APRIL 30, 1997 ..........................     $   423,922
                                                      ===========

The accompanying notes are an integral part of the consolidated financial statements.


                              CADDX CONTROLS, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                        FOR THE YEAR ENDED APRIL 30, 1997


                              Common Stock          Additional                     Treasury Stock              Total
                        ------------------------     Paid-in       Retained     ---------------------      Stockholders'
                          Shares        Amount       Capital       Earnings     Shares       Amount           Equity
                        ---------     ----------     --------     ----------    ------     -----------     ------------
Balance at
     April 30, 1996...      1,833     $    1,833     $483,377     $3,472,827     1,050     $(1,399,875)     $2,558,162
Net income............                                             2,007,802                                 2,007,802
                        ---------     ----------     --------     ----------     -----     -----------      ----------
Balance at
     April 30, 1997...      1,833     $    1,833     $483,377     $5,480,629     1,050     $(1,399,875)     $4,565,964
                        =========     ==========     ========     ==========     =====     ===========      ==========

The accompanying notes are an integral part of the consolidated financial statements.



                              CADDX CONTROLS, INC.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

         DESCRIPTION OF BUSINESS

         CADDX Controls, Inc. and its wholly-owned subsidiary (the "Company"), formally known as Caddx-Caddi Controls, Inc., is engaged in the business of designing and manufacturing hardwired security systems. The Company's customers are generally distributors located throughout the United States and internationally, primarily in Australia, Europe and Africa.

         On April 30, 1997, 100% of the Company's common stock was purchased by ITI Technologies, Inc. ("ITI") for $19,000,000 in cash (the "Acquisition"). ITI and its wholly-owned subsidiaries design, manufacture and market supervised wireless security systems and access control systems. The accompanying consolidated financial statements are presented on a historical basis and have not been adjusted as a result of the Acquisition.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CASH EQUIVALENTS

         Cash equivalents include short-term investments with original maturities of three months or less. The Company's cash and cash equivalents are concentrated primarily in one financial institution located in Texas.

         INVENTORIES

         Inventories are stated at the lower of cost or market, with cost computed on a basis which approximates the first-in, first-out (FIFO) method.

         PROPERTY, EQUIPMENT AND IMPROVEMENTS

         Property, equipment and improvements are stated at cost. Expenditures for renewals and betterments are capitalized while expenditures for repairs and maintenance are charged to expense as incurred. For financial reporting purposes, depreciation and amortization are primarily computed using accelerated methods over the following estimated useful lives:

                                                                Years
                                                                -----

                  Building and improvements                      5-40
                  Manufacturing equipment and molds               5-7
                  Office equipment and other                      5-7

         The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss is included in operations.

         REVENUE RECOGNITION

         Sales are recognized at the date of product shipment. Warranty costs are provided for at the time of the related sales.

         INCOME TAXES

         Deferred income taxes result from temporary differences between financial reporting and income tax reporting based on enacted rates in effect for the periods in which these differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred tax assets and liabilities.

NOTE 3.  OTHER FINANCIAL STATEMENT DATA

                                                  Balance as of
                                                  April 30, 1997
                                                  --------------
Accounts receivable:
     Accounts receivable .....................     $ 2,312,001
     Allowance for doubtful accounts .........         (35,000)
                                                   -----------
         Total ...............................     $ 2,277,001
                                                   ===========

Inventories:
     Raw materials ...........................     $ 1,418,153
     Allowance for obsolescence ..............        (140,000)
                                                   -----------
                                                     1,278,153
     Work-in-progress ........................         759,321
     Finished goods ..........................         568,669
                                                   -----------
         Total ...............................     $ 2,606,143
                                                   ===========

Property, equipment and improvements:
     Land ....................................     $    19,000
     Building and improvements ...............         333,949
     Manufacturing equipment and molds .......       1,326,048
     Office equipment and other ..............         376,366
                                                   -----------
                                                     2,055,363
     Accumulated depreciation and amortization      (1,377,731)
                                                   -----------
         Total ...............................     $   677,632
                                                   ===========

         SIGNIFICANT CUSTOMERS AND EXPORT SALES

         For the year ended April 30, 1997, two customers accounted for 27.9% and 13.2%, respectively, of consolidated net sales and accounted for 18.3% and 14.4%, respectively, of consolidated accounts receivable.

         Export sales, primarily to Australia, South Africa and Belgium, accounted for 39.3% of consolidated net sales for the year ended April 30, 1997.

NOTE 4.  INCOME TAXES

         Income tax expense consisted of the following for the year ended April 30, 1997:

         Current:
               Federal                               $651,464
               State                                   15,000
                                                   -----------
                                                      666,464
               Deferred                               233,536
                                                   -----------
                                                     $900,000
                                                   ===========

         The Company paid taxes of $616,806 for the year ended April 30, 1997.

         The differences between the income tax expense and income taxes computed applying the statutory federal income tax rate were as follows for the year ended April 30, 1997:

         Amount using the statutory federal tax rate               $988,700
         Utilization of a foreign sales corporation exemption      (128,000)
         Other, net                                                  39,300
                                                                 -----------
                                                                   $900,000
                                                                 ===========

         A summary of the components of deferred tax assets as of April 30, 1997, are as follows:

         Deferred tax asset, current:

               Inventory obsolescence reserve                      $47,600
               Vacation accrual                                     22,100
               Other accrued expenses and valuation reserves
                    not yet deductible for tax purposes             71,147
                                                                 ----------
                                                                  $140,847
                                                                 ==========

         Deferred tax asset, non-current:
               Non-compete agreement and related original issue
                    discount                                        $22,990
                                                                 ==========

NOTE 5.  BANK LINE OF CREDIT

         Through April 30, 1997, the Company had a revolving line of credit which provided for maximum borrowings of $2,000,000. This line was cancelled on April 30, 1997. Interest was payable at 0.5% over the published prime rate. The note was payable on demand and collateralized by inventory and accounts receivable. There were no borrowings against the credit line during the year ended April 30, 1997.

NOTE 6.  LONG-TERM DEBT

         Long-term debt outstanding at April 30, 1997, consists of a July 18, 1990 note payable to a former owner and director of the Company in connection with a non-compete agreement. The note calls for monthly installments of $2,083 through June 2000. The note is non-interest bearing and has been discounted at a rate of 10%.

         Face value of note                                        $79,167
         Less original issue discount                              (11,550)
                                                                 ----------
         Amount outstanding as of April 30, 1997                    67,617
         Less current maturities                                   (19,098)
                                                                 ----------
                                                                   $48,519
                                                                 ==========

         During the year ended April 30, 1997, the Company paid in full three demand notes totaling $663,000 due to officers of the Company. These notes bore interest of 9.5% and were unsecured.

         In addition, during the year ended April 30, 1997, the Company paid in full, two notes payable to a bank relating to equipment acquisitions. The notes, with outstanding principal amounts of $31,488 and $167,830, bore interest at prime (9.25%) plus 0.5% and prime, respectively. Both notes were collateralized by equipment.

NOTE 7.  COMMITMENTS

         The Company rented space under an operating lease with a majority owner and director of the Company which was cancelled on April 30, 1997. Rent expense under all operating leases was $84,000 for the year ended April 30, 1997.

         Subsequent to the Acquisition, the Company through ITI, purchased the building housing its principal operations from its former majority owner and director for $530,000.

NOTE 8.  401(k) PLAN

         The Company has a 401(k) Plan under Section 401(k) of the Internal Revenue Code for all eligible employees. The Company matches 25% of an employee's contribution up to a maximum of 1% of the employee's annual wage. In addition, the Company may make discretionary contributions to the Plan after approval from the Board of Directors. The Company's contribution for the year ended April 30, 1997, was approximately $29,000.



                 ITI TECHNOLOGIES, INC. AND CADDX CONTROLS, INC.

              PRO FORMA FINANCIAL INFORMATION - NARRATIVE OVERVIEW
                                   (UNAUDITED)

The following unaudited pro forma combined balance sheet as of March 31, 1997, and statements of operations for the year ended December 31, 1996, and the three months ended March 31, 1997, combine the historical balance sheet and statement of operations of ITI Technologies, Inc. ("ITI"), the historical consolidated balance sheet and statement of operations of CADDX Controls, Inc. ("CADDX") (collectively "the Entities"). The unaudited pro forma balance sheet as of March 31, 1997, assumes the Entities were combined as of March 31, 1997. The unaudited pro forma statements of operations for the year ended December 31, 1996, and the three months ended March 31, 1997, assume the Entities were combined effective January 1, 1996.

The unaudited pro forma combined financial statements give effect to (i) the acquisition of CADDX, (ii) the payment of $19 million in cash in connection with the acquisition of CADDX, and (iii) other adjustments described in the accompanying notes.

The unaudited pro forma combined financial statements are not necessarily indicative of the financial position or results of operations of ITI as they may be in the future or as they might have been for the periods presented had the Entities actually been combined effective January 1, 1996, or as of the date of the unaudited pro forma balance sheet. The unaudited pro forma combined financial statements and accompanying notes should be read in conjunction with the historical financial statements of ITI, as filed on Form 10-K for the year ended December 31, 1996, and the historical financial statements of CADDX, including the notes to such financial statements, for the year ended April 30, 1997, as set forth in this Form 8-K/A-1. The pro forma adjustments are based upon information available at this time and upon certain assumptions that ITI management believes are reasonable in the circumstances.

At the time of the acquisition, CADDX had under development technology related to the NX-8 security system. It is not currently clear whether any of this technology will be commercially acceptable or whether it will function correctly. The development of the NX-8 requires several design and engineering innovations, including the creation of special telecom and power interfaces that would be acceptable under any country's regulations anywhere in the world, the development of software to drive these interfaces and a buss structure to allow high speed transmissions over long lines without loss of signal, all within the specified physical space and cost structure contemplated. It is not certain that these design innovations can be accomplished, and failure to achieve any one of these innovations will cause the NX-8 project to fail. As a result, in May 1997, the Company made a $5.2 million non-recurring charge to operations for the value assigned to the NX-8 technology in process at the time of the acquisition. Also, subsequent to the acquisition, the Company anticipates that it will include in cost of goods sold in 1997, a $725,000 purchase accounting adjustment which resulted from the sale of inventory which had been written up to reflect estimated selling price less the sum of estimated costs of completion and sale at the time of the acquisition. The unaudited pro forma combined statements of operations do not give effect to either of these events.


                             ITI TECHNOLOGIES, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1997
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                    HISTORICAL    HISTORICAL          PRO FORMA         PRO FORMA
                                                      ITI(1)       CADDX(2)          ADJUSTMENTS         COMBINED
                                                    ----------    ----------         -----------        ---------
                                                                                      $   (648)(3)
Cash ..........................................       $19,476       $ 1,072            (19,530)(4)       $    370
Accounts receivable ...........................        12,866         2,071                                14,937
Inventories ...................................        17,226         2,606                725 (5)         20,557
Deferred income taxes .........................         1,384           178               (200)(5)          1,362
Other current assets ..........................         1,890                                               1,890
                                                      -------       -------           --------           --------
     Total current assets .....................        52,842         5,927            (19,653)            39,116

Property and Equipment ........................         7,755           678              1,030 (5)          9,463
Deferred income taxes .........................                          23                (23)(5)
Excess of cost over net assets acquired .......        23,233                            5,898 (6)         29,131
Other intangible assets .......................        10,831                            5,000 (5)         15,831
Notes receivable, net of current portion ......           834                                                 834
                                                      -------       -------           --------           --------
     Total assets .............................       $95,495       $ 6,628           $ (7,748)          $ 94,375
                                                      =======       =======           ========           ========

Accounts payable ..............................       $ 4,068       $   757                              $  4,825
Notes payable .................................                         667           $   (648)(3)             19
Other accrued expenses ........................         3,146           758                185 (5)          4,089
Income taxes payable ..........................         2,194                                               2,194
                                                      -------       -------           --------           --------
     Total current liabilities ................         9,408         2,182               (463)            11,127

Income taxes ..................................         4,412                            2,312 (5)          6,724
Note payable - long term ......................                          49                                    49
                                                      -------       -------           --------           --------
     Total liabilities ........................        13,820         2,231              1,849             17,900

Stockholders' equity ..........................        81,675         4,397             (4,397)(7)         76,475
                                                                                        (5,200)(5)
                                                      -------       -------           --------           --------
     Total liabilities and stockholders' equity       $95,495       $ 6,628           $ (7,748)          $ 94,375
                                                      =======       =======           ========           ========

See accompanying notes to pro forma combined balance sheet.



                             ITI TECHNOLOGIES, INC.

                    NOTES TO PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1997
                                   (UNAUDITED)

1) Represents the historical balance sheet of ITI Technologies, Inc. as derived from the Company's unaudited balance sheet filed on Form 10-Q as of March 31, 1997.

2) Represents the historical unaudited balance sheet of CADDX as of March 31, 1997.

3) Represents the payment of $648 thousand of notes due to officers of CADDX at closing.

4) Represents the $19 million cash consideration paid for the purchase of CADDX common stock and the $530 thousand paid for the purchase of the CADDX manufacturing plant.

5) Represents the allocation of the stock purchase price of $19 million and $100 thousand of estimated transaction costs to identifiable assets and liabilities and the $530 thousand paid for the manufacturing facility, based on the fair value preliminarily estimated for each. The preliminary purchase accounting adjustments include write-ups of $725 thousand to inventory and $500 thousand to fixed assets other than the CADDX manufacturing plant; $3.75 million to trade names; $1.25 million to CADDX customer lists, principally related to CADDX customers outside the United States; and $5.2 million to the NX-8 technology in process immediately written off at the acquisition date. Deferred income taxes have also been adjusted to reflect book-tax basis differences resulting from the write-ups of inventory and fixed assets and the trade names and customer list. Depreciation and amortization periods will be consistent with ITI's existing policies. The customer list will be amortized over 15 years.

6) Represents the excess of ITI's purchase price over net identifiable assets acquired.

7)       To eliminate the stockholders' equity of CADDX.


                             ITI TECHNOLOGIES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                               HISTORICAL    HISTORICAL       PRO FORMA         PRO FORMA
                                                 ITI(1)      CADDX (2)        ADJUSTMENTS        COMBINED
                                               ----------    ----------       -----------        ---------
Net sales ..................................    $ 93,331       $ 18,217                          $111,548
Cost of goods sold .........................      48,217         10,233       $      67(3)         58,517
                                                --------       --------       ---------          --------
Gross profit ...............................      45,114          7,984             (67)           53,031
Operating expenses:
     Marketing, general and administrative..      15,005          3,994            (720)(4)        18,279
     Research and development ..............       6,270            999                             7,269
     Amortization of intangible assets .....         912             --             368 (5)         1,280
                                                --------       --------       ---------          --------
Operating income ...........................      22,927          2,991             285            26,203
Other income (expense):
     Interest, net .........................         815            (56)         (1,173)(6)          (414)
     Other, net ............................           5            (17)                              (12)
                                                --------       --------       ---------          --------
Income before income tax expense ...........      23,747          2,918            (888)           25,777
Income tax expense .........................       8,655            904            (286)(7)         9,273
                                                --------       --------       ---------          --------
Net income .................................    $ 15,092       $  2,014       $    (602)         $ 16,504
                                                ========       ========       =========          ========
Per share amount-primary and fully diluted..    $   1.60                                         $   1.75
                                                ========                                         ========
Weighted average shares outstanding ........       9,439                                            9,439
                                                ========                                         ========

See accompanying notes to pro forma combined statement of operations.




                             ITI TECHNOLOGIES, INC.

               NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (UNAUDITED)

1) Represents the historical results of operations of ITI Technologies, Inc. as derived from the Company's statement of operations filed on Form 10-K for the year ended December 31, 1996.

2) Represents the historical unaudited statement of operations of CADDX for the year ended December 31, 1996.

3) Represents additional depreciation of the write-up of fixed assets and the purchase of the CADDX manufacturing plant.

4) Represents the reduction of compensation expense for non-active majority shareholder.

5) Represents additional amortization of intangible assets (customer list, trade names and the excess of cost over net identifiable assets acquired).

6) Represents the reduction of interest income and additional interest expense due to the cash purchase of $19.63 million, including manufacturing plant and transaction costs.

7) Represents the tax impact of the above adjustments (note that the amortization of the excess of cost over net identifiable assets acquired is not deductible).


                             ITI TECHNOLOGIES, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                               HISTORICAL     HISTORICAL       PRO FORMA         PRO FORMA
                                                 ITI(1)        CADDX(2)       ADJUSTMENTS         COMBINED
                                               ----------     ----------      -----------        ---------
Net sales ..................................    $ 23,740        $ 4,643                           $ 28,383
Cost of goods sold .........................      12,216          2,607        $     17 (3)         14,840
                                                --------        -------        --------           --------
Gross profit ...............................      11,524          2,036             (17)            13,543
Operating expenses:
     Marketing, general and administrative..       3,942          1,001            (180)(4)          4,763
     Research and development ..............       1,648            250                              1,898
     Amortization of intangible assets .....         228                             92 (5)            320
                                                --------        -------        --------           --------
Operating income ...........................       5,706            785              71              6,562
Other income (expense):
     Interest, net .........................         264            (14)           (302)(6)            (52)
     Other, net ............................         (19)            (5)                               (24)
                                                --------        -------        --------           --------
Income before income tax expense ...........       5,951            766            (231)             6,486
Income tax expense .........................       2,207            237             (75)(7)          2,369
                                                --------        -------        --------           --------
Net income .................................    $  3,744        $   529        $   (156)          $  4,117
                                                ========        =======        ========           ========
Per share amount-primary and fully diluted..    $   0.43                                          $   0.48
                                                ========                                          ========
Weighted average shares outstanding ........       8,662                                             8,662
                                                ========                                          ========

See accompanying notes to pro forma combined statement of operations.




                             ITI TECHNOLOGIES, INC.

               NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                   (UNAUDITED)

1) Represents the historical results of operations of ITI Technologies, Inc. as derived from the Company's unaudited statement of operations filed on Form 10-Q for the three months ended March 31, 1997.

2) Represents the historical unaudited statement of operations of CADDX for the three months ended March 31, 1997.

3) Represents additional depreciation of the write-up of fixed assets and the purchase of the CADDX manufacturing plant.

4) Represents the reduction of compensation expense for non-active majority shareholder.

5) Represents additional amortization of intangible assets (customer list, trade names and the excess of cost over net identifiable assets acquired).

6) Represents the reduction of interest income and additional interest expense due to the cash purchase of $19.63 million, including manufacturing plant and transaction costs.

7) Represents the tax impact of the above adjustments (note that the amortization of the excess of cost over net identifiable assets acquired is not deductible).



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  July 14, 1997                  ITI Technologies, Inc.



                                        By  /s/ Charles A. Durant
                                            ---------------------
                                            Charles A. Durant
                                            Secretary